                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Olin Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                    [LOGO]

                 501 MERRITT 7, NORWALK, CONNECTICUT 06856-4500

                                                                  March 17, 1999

Dear Olin Shareholder:

  You are cordially invited to attend our 1999 Annual Meeting of Shareholders at 10:30 a.m. on Thursday, April 29th. The meeting will be held at Olin's offices at 501 Merritt 7, Norwalk, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  Mr. Robert Holland, Jr. has elected to resign from the Board of Directors effective immediately prior to the 1999 Annual Meeting of Shareholders. He served on Olin's Board from 1986 to 1995 and from 1997 to the present. We will miss his wise counsel and sound judgment.

  Please be advised that we have not planned a communications segment or any multimedia presentations for the 1999 Annual Meeting. There are only two proposals being presented to the shareholders for approval this year.

  Whether or not you plan to attend, please sign and date the enclosed proxy card, and return the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the meeting.

  At last year's Annual Meeting more than 91% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year's meeting and we urge you to return your proxy card with your voting instructions as soon as possible.

                                          Sincerely,

                                           /s/ Donald W. Griffin

                                             Donald W. Griffin
                                       Chairman, President and Chief
                                             Executive Officer


                             YOUR VOTE IS IMPORTANT

                    You are urged to sign, date and promptly
                return your proxy card in the enclosed envelope.

                               OLIN CORPORATION

                   Notice of Annual Meeting of Shareholders

                                                           Norwalk, Connecticut
                                                           March 17, 1999

  The Annual Meeting of Shareholders of OLIN CORPORATION will be held at the offices of the Corporation at 501 Merritt 7, Norwalk, Connecticut, on Thursday, April 29, 1999, at 10:30 a.m., local time, to consider and act upon the following:

  (1) The election of four Directors.

  (2) Ratification of the appointment of independent auditors for 1999.

  (3) Such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed March 4, 1999 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                      By Order of the Board of Directors:

                                      /s/ Johnnie M. Jackson, Jr.
                                          Johnnie M. Jackson, Jr.
                                                Secretary

                               OLIN CORPORATION

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                           To be Held April 29, 1999

  This Proxy Statement is furnished to the shareholders of Olin Corporation ("Olin" or the "Company") in connection with the solicitation by the Board of Directors of Olin of proxies to be voted at the Annual Meeting of Shareholders to be held on April 29, 1999, and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by Olin prior to the meeting will be voted at the meeting. Where a shareholder directs in the proxy a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of directors as set forth below and in favor of the ratification of the appointment of independent auditors. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary or by voting in person at the meeting.

  As of the date hereof, Olin does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. The mailing address of Olin's principal executive office is 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. This Proxy Statement and the related proxy card are first being mailed to shareholders on or about March 18, 1999.

                    SHARES OUTSTANDING AND ENTITLED TO VOTE

  The close of business on March 4, 1999 has been fixed as the record date for the meeting and any adjournment thereof. As of that date, there were approximately 45,963,259 shares of Olin common stock, $1 par value ("Common Stock"), outstanding, each of which is entitled to one vote. Of those shares of Common Stock outstanding, approximately 7,683,706 shares were held in the Olin Common Stock Fund of the Olin Corporation Contributing Employee Ownership Plan ("CEOP"), all of which are held by Wachovia Bank, N.A. ("Wachovia") as the Trustee of the CEOP. Each individual participating in the CEOP is entitled to instruct the Trustee how to vote all shares of Common Stock credited to the individual through the individual's contributions and through matching contributions by Olin. Shares of Common Stock held in the CEOP for which voting instructions are not received from CEOP participants or which are not credited to participants' accounts are voted by the Trustee in the same proportion as shares of Common Stock for which the Trustee has received instructions.

  ChaseMellon Shareholder Services, L.L.C. ("CMSS") is Olin's registrar and transfer agent. For holders of Common Stock who participate in the Automatic Dividend Reinvestment Plan offered by CMSS, CMSS will vote any shares of Common Stock that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares of record. If a participant does not send in a proxy for shares of record, CMSS will not vote Dividend Reinvestment shares of such participant.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, Olin knows of no person who was the beneficial owner of more than five percent of Olin Common Stock as of December 31, 1998.

                                              Amount and
                                              Nature of   Percent
                                              Beneficial    of
      Name and Address of Beneficial Owner    Ownership    Class
      ------------------------------------    ----------  -------
      Franklin Resources, Inc.               5,364,430(a)  11.7
      777 Mariners Island Boulevard
      San Mateo, CA 94403
      Scudder Kemper Investments, Inc.       3,960,806(b)   8.6
      345 Park Avenue
      New York, NY 10154
      FMR Corp.                              3,378,000(c)   7.3
      82 Devonshire Street
      Boston, MA 02109
      T. Rowe Price Associates, Inc.         2,697,200(d)   5.9
      100 East Pratt Street
      Baltimore, MD 21202

--------
(a) Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Mutual Advisers, Inc. ("Adviser") and Franklin Resources, Inc. ("FRI") have advised Olin in an amended Schedule 13G filing that the shares are owned by one or more open or closed-end investment companies or other managed accounts which are advised by Adviser, a direct subsidiary of FRI and such advisory contracts grant to Adviser all voting and investment power over such shares. It also reports that Franklin Mutual Advisers, Inc. has sole power to vote and sole dispositive power with respect to such shares.

(b) Scudder Kemper Investments, Inc., a registered investment adviser ("Scudder"), has advised Olin in an amended Schedule 13G filing that it has sole dispositive power with respect to the shares, has sole power to vote with respect to 912,506 shares, and shared power to vote with respect to 2,835,700 shares.

(c) Olin has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC") beneficially own 2,991,400 and 386,600 shares, respectively. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3rd ("Johnson"), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 2,991,400 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 386,600 shares, sole voting power over 300,600 shares and no voting power with respect to 86,000 of the shares.

(d) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Three persons, as set forth below under "Nominees for Three-Year Terms Expiring in 2002", have been nominated by the Board for election as Class II Directors to serve until the 2002 Annual Meeting of Shareholders and until their successors have been elected. In addition, Mr. Anthony W. Ruggiero has been nominated by the Board for election as a Class I Director to serve until the 2001 Annual Meeting of Shareholders and until his successor has been elected. Mr. Robert Holland, Jr. has tendered his resignation as a Class III Director, with the resignation to be effective immediately prior to the 1999 Annual Meeting of Shareholders. The Board of Directors has reclassified the vacancy created by Mr. Holland's resignation as a Class I vacancy, in order to ensure that the classes are as nearly equal in number as possible. Mr. Ruggiero was nominated to fill that vacancy. The terms of the other directors will continue after the meeting as indicated below.

  Each of the nominees (other than Mr. Ruggiero) is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Abstentions and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

                                           CLASS I
                           NOMINEE FOR TWO-YEAR TERM EXPIRING 2001

              ANTHONY W. RUGGIERO, 57, is Executive Vice President and Chief Financial Officer of Olin. He joined Olin in 1995 as Senior Vice President and Chief Financial Officer. Mr. Ruggiero served as Senior Vice President and Chief Financial Officer of the Readers
 [PHOTO] Digest Association, Inc. from 1990 to 1995. He joined Squibb Corporation in 1969 and served as Senior Vice President and Chief Financial Officer and a Director from 1983 to 1990. He holds a BS degree from Fordham University and an MBA degree from the Columbia Business School. He is a member of the CFO Advisory Council of the Financial Executives Institute and a Director of Primex Technologies, Inc.


                                          CLASS II
                       NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2002

              DONALD W. GRIFFIN, 62, is Chairman, President and Chief Executive Officer of Olin. He joined Olin in 1961 and from 1963 served in a variety of Brass Division marketing positions, including director of international business development and
 [PHOTO] vice president, marketing. In 1983, he was elected a corporate Vice President and President of the Brass Group. In 1985, he was named President of the Winchester Group; in 1986, President of the Defense Systems Group; in 1987, Executive Vice President; in 1993, Vice Chairman-Operations; in 1994, President and Chief Operating Officer; in January 1996, Chief Executive Officer; and in April 1996, Chairman. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, NY. Mr. Griffin is a director of A. C. Nielsen, Inc. and

              Rayonier Inc. He is also a director of the Chemicals Manufacturing Association, the Sporting Arms and Ammunition Manufacturers Institute, the Wildlife Management Institute and the National Shooting Sports Foundation. He is on the Board of Trustees of the Buffalo Bill Historical Center and University of Evansville. He is a member of the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. Olin director since 1990; member of the Finance Committee.

              G. JACKSON RATCLIFFE, JR., 63, is Chairman, President and Chief Executive Officer of Hubbell Incorporated, a position he has held since 1987. He holds an AB degree from Duke University and a JD degree from the University of Virginia. Mr. Ratcliffe is a
 [PHOTO] member of the Board of Directors of The Aquarion Company, Praxair, Inc. and Sunoco, Inc.; and a member of the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, Inc. Olin director since 1990; Chair of the Compensation Committee and member of the Finance Committee.


              RICHARD M. ROMPALA, 52, is Chairman, President and Chief Executive Officer of the Valspar Corporation, a manufacturer and distributor of paints and coatings, a position he has held since February 1998. He joined Valspar as President in 1994 and also
 [PHOTO] became Chief Executive Officer in 1995. Prior to that time, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. Mr. Rompala holds a BA degree in Chemistry and BS degree in Chemical Engineering from Columbia University and an MBA degree from Harvard Business School. He is a director of the Valspar Corporation and of Kerr-McGee Corporation. Olin director since 1998; member of the Audit Committee and the Finance Committee.


  The Board recommends a vote FOR the election of Mr. Ruggiero as a Class I Director, and the reelection of Messrs. Griffin, Ratcliffe and Rompala as Class II Directors.

  The terms of the following directors will continue after the meeting as indicated below.

                                           CLASS I
                          DIRECTOR WHOSE TERM CONTINUES UNTIL 2001

              RANDALL W. LARRIMORE, 51, is President and Chief Executive Officer of United Stationers Inc., a wholesale distributor of office products, a position he has held since 1997. From 1988 until 1997, he was President and Chief Executive Officer of
 [PHOTO] MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He holds a BA degree from Swarthmore College and an MBA degree from the Harvard Business School. He is a member of the Executive Committee of the Office Products Council of the City of Hope, a member of the Board of Directors of United Stationers, Evanston Northwestern Healthcare, and of Students In Free Enterprise (S.I.F.E.). Olin director since 1998; member of the Compensation Committee and the Directors and Corporate Governance Committee.

                                          CLASS III
                          DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000

              WILLIAM W. HIGGINS, 63, is Chairman, and a director of the Greenwich Emergency Medical Service, Greenwich, CT. Mr. Higgins retired as a Senior Vice President of The Chase Manhattan Bank, N.A. and a senior credit executive of its Institutional Bank in
 [PHOTO] December 1990. He joined the bank in 1959 after receiving a BA degree from Amherst College and an MBA degree from Harvard Business School. He was appointed Assistant Treasurer in 1962, Second Vice President in 1965 and Vice President in 1968. He was appointed a Senior Vice President and a Credit Policy Executive in 1983. From 1979 to 1983, he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group Credit Officer of the Corporate Banking Department and before that District Executive of the Petroleum Division of the same Department. He is past President of the Belle Haven Landowners Association in Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, Connecticut. He is a director of The Greenwich Bank & Trust Company. Olin director since 1964; Chair of the Audit Committee and member of the Finance Committee.


              SUZANNE D. JAFFE, 55, is a Managing Director of Hamilton & Company, an investment management consulting firm. From 1985 to 1993, Ms. Jaffe was a Managing Director of Angelo, Gordon & Co., L.P. From 1983 to 1985, she was Deputy Comptroller of New York
 [PHOTO] State. She served under President Reagan on the Board of Trustees of the Social Security and the Medicare Trust Funds and was also a member of the ERISA Advisory Council of the Department of Labor. Ms. Jaffe received her BA degree from the University of Pennsylvania. She is currently a director of Research Corporation and Chairman of the Board of the National Postal Forum. She is also President of the American Jewish Committee of New York and a member of the Economic Club of New York and of the Foreign Policy Association. She is a director of AXEL Johnson Inc. and Creative Biomolecules Inc. Olin director since 1994; member of the Audit Committee and the Finance Committee.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance

  During 1998, the Board held eight meetings. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 99%. Each director attended at least 75% of such meetings.

Committees of the Board

  The current standing committees of the Board are an Audit Committee, a Compensation Committee, a Directors and Corporate Governance Committee and a Finance Committee.

  The Audit Committee advises the Board on internal and external audit matters affecting Olin, including recommendation of the appointment of independent auditors of Olin; reviews with such auditors the scope and results of their examination of the financial statements of Olin and any investigations and surveys by such auditors; reviews reports of and audits by Olin's Internal Audit Department; and reviews the presentation of Olin's financial results. The committee also advises the Board on compliance with Olin's Standards of Ethical Business Practices, on government and other compliance programs, on corporate and governmental security matters, and monitors major litigation with a particular interest in the event there are claims that Olin has acted unethically or unlawfully. The Committee also has oversight responsibility for the implementation of the Company's Responsible Care(R) Codes and for compliance with legal mandates in the environmental, health and safety areas. During 1998, four meetings of this committee were held.

  The Compensation Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. The committee approves the salary plans for the CEO and other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long-term incentive guideline award. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee administers stock option plans and the Long Term Incentive Plan, issues an annual report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, approves terminations of qualified and non-qualified pension plans, approves the interest rate for deferred compensation arrangements, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate and reviews plans for management development and succession. The committee also advises the Board on the remuneration for members of the Board. During 1998, four meetings of this committee were held.

  The Directors and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibility to the Company's shareholders relating to the selection and nomination of Directors, makes recommendations to the Board of Directors regarding the election of the Chief Executive Officer, reviews the nominees for other offices of the Company, annually evaluates the performance of the Chief Executive Officer, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board of Directors, recommends to the Board of Directors a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board of Directors, makes recommendations to the Board of Directors regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board of Directors regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. This committee will consider candidates recommended by shareholders for election as directors at annual meetings. During 1998, four meetings of this committee were held.

  The By-laws require that advance notice of nominations for the election of directors to be made by a shareholder (as distinguished from a shareholder's recommendation to the Directors and Corporate Governance Committee) be given to the Secretary of Olin no later than 90 days before the anniversary of the immediately preceeding annual meeting of shareholders, together with the name and address of the shareholder and of the person to be nominated; a representation that the shareholder is entitled to vote at the meeting and intends to appear there in person or by proxy to make the nomination; a description of arrangements or understandings between the shareholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission ("SEC") proxy rules; and the consent of the nominee to serve as a director if elected.

  The Finance Committee reviews, evaluates, and recommends changes, as appropriate, to Management's recommendations on long-term financial planning, policies and programs and recommends to the Board actions that most soundly accommodate Olin's needs for capital to meet its operating and growth objectives, reviews, evaluates, and recommends changes, as appropriate, to Management's recommendations on such matters as may bear upon Olin's short-term liquidity and financial flexibility, and recommends to the Board actions that most soundly accommodate Olin's financial objectives, reviews, evaluates, and recommends changes, as appropriate, to Management's recommendations relative to: quarterly dividend policy and payments, capital structure, financial risk management policy, and major capital and investment programs exceeding the authority of the CEO or not otherwise approved as part of the Company's capital plan, reviews and evaluates the investment and financial performance of the pension plan and CEOP funds, reviews and approves investment policies with respect to the pension plan and CEOP funds, approves the selection of CEOP investment options, consults with, and obtains reports from, the pension plans' and CEOP trustees and other fiduciaries, makes recommendations to the Board for charitable contributions (including recommendations for contributions to, and by, the Olin Corporation Charitable Trust), reviews and evaluates the Charitable Trust investment performance, annually reviews the contributions, financial condition and administration of the Olin Good Government Fund, and reviews, provides advice, and recommends changes, as appropriate, to Management's programs to maintain and improve shareholder relations. During 1998, five meetings of this committee were held.

Compensation of Directors

  During 1998, each member of the Board was entitled to an annual retainer of $30,000, at least $25,000 of which was paid or credited in the form of shares of Common Stock as provided in the amended and restated 1997 Stock Plan for Nonemployee Directors and its predecessor plan (collectively, the "Directors Plan"). Generally speaking, the Directors Plan (i) provides for the granting annually of 204 shares of Common Stock to each non-employee director and the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) provides for an additional annual grant of 500 shares of Common Stock to each non-employee director who is not eligible for any other pension benefits from Olin and the deferral of such shares to such directors' deferred stock account, (iii) provides for the granting to each non-employee director annually an amount of shares of Common Stock equal in value to $25,000 in lieu of a cash retainer, (iv) permits such director to elect to receive his or her quarterly meeting fees in the form of shares of Common

Stock in lieu of cash, (v) permits such director to elect to receive the amount by which the annual retainer exceeds $25,000 ("Excess Retainer") in the form of shares of Common Stock in lieu of cash and (vi) permits such director to elect to defer any stock or cash payments under the Directors Plan. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. Deferred shares are paid out in shares of Common Stock, or at the director's election in cash. The Directors Plan also holds, as "phantom" shares, the shares of Common Stock of Arch Chemicals, Inc. ("Arch Chemicals") issued to the directors as dividends on their shares of Olin Common Stock held in the Directors Plan in connection with the spin-off of Arch Chemicals. Those phantom Arch Chemicals shares are payable only in cash, unless a director elects to transfer the phantom shares into his or her Olin Common Stock account under the Directors Plan. During 1998, directors who were not employees of Olin were paid a fee of $1,500 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of their duties as directors. Committee chairs also received a $5,000 annual committee meeting fee. Deferred accounts under the Directors Plan are also paid out if there is a "Change in Control" as defined in such plan.

  Directors who are not officers or employees of Olin are also covered under the Company's matching gift plan whereby the Company will make a 100% match of gifts totalling up to $5,000 by the director to an eligible institution. Directors who are not officers or employees of Olin or one of its subsidiaries are covered while on Company business under Olin's business travel accident insurance policy which covers employees of the Company generally.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 12, and by all directors and current executive officers of Olin as a group, as reported to Olin by such persons as of January 15, 1999. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

                                                 No. of              Percent of
                                              Common Shares           Class of
                                              Beneficially             Common
          Name of Beneficial Owner             Owned(a,b)             Stock(c)
          ------------------------            -------------          ----------
Donald W. Griffin............................     454,263(d)            --
William W. Higgins...........................     264,267(e)            --
Robert Holland, Jr. .........................       7,103               --
Suzanne D. Jaffe.............................      11,989               --
Randall W. Larrimore.........................       4,345               --
G. Jackson Ratcliffe, Jr. ...................      17,350               --
Richard M. Rompala...........................       4,410               --
Michael E. Campbell..........................     161,078               --
Anthony W. Ruggiero..........................     111,566               --
Peter C. Kosche..............................     136,929(d)            --
Thomas M. Gura...............................      62,379               --
Directors and executive officers as a group,
 including those named above (25 persons)....   2,115,626(d),(e),(f)    4.4

--------
(a) Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Griffin) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under "Compensation of Directors" in the amounts of 13,735 for Mr. Higgins; 4,497 for Mr. Holland; 10,743 for Ms. Jaffe; 3,845 for Mr. Larrimore; 15,350 for Mr. Ratcliffe; and 3,910 for
     Mr. Rompala. Such shares so credited to these directors have no voting power.

(b) The amounts shown include shares that may be acquired within 60 days following January 15, 1999 through the exercise of stock options, as follows: Mr. Griffin, 347,238; Mr. Campbell, 135,438; Mr. Ruggiero, 94,308; Mr. Kosche, 73,420; Mr. Gura, 44,037; and all directors and executive officers as a group, including the named individuals, 1,332,560.

(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.

(d) Includes 44,625 shares held by a charitable foundation in which Mr. Griffin and Mr. Kosche, each of whom is an individual trustee, and share voting and investment power with Wachovia Bank, N. A. Mr. Griffin and Mr. Kosche disclaim beneficial ownership of such shares.

(e) Includes 18,600 shares held in three trusts of which Mr. Higgins is a co-trustee, sharing voting and investment power; 84,220 shares held in two trusts of which his spouse is beneficiary and co-trustee; 66,974 shares held in five trusts of which Mr. Higgins is co-trustee and his children are beneficiaries and 79,538 shares held by his spouse. Mr. Higgins disclaims beneficial ownership of all such shares.

(f) This figure includes 754,290 shares for ten officers and directors who are no longer employed by Olin due to the spin-off of Arch Chemicals on February 8, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Olin's officers and directors, and persons who own more than ten percent of a registered class of Olin's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Olin with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Olin, or written representations that no Forms 5 were required, Olin believes that during the period January 1, 1998 to December 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

        Report of the Compensation Committee on Executive Compensation

Executive Compensation Program as Administered in 1998

  The Compensation Committee has established competitive total compensation opportunities (and each component thereof) for the CEO and other executive officers that are targeted to the median of a group of 29 companies (the "comparator group") that are similar in size, scope of operations and represent businesses competing in the chemicals, metals and metal products industries. Independent consultants provide the Committee with an annual assessment of Olin's relative positions within this comparator group with respect to performance and total compensation which includes each of the following components:

  . annual base salary

  . annual incentive bonus

  . long term incentive award

  Together, these three components comprise the total targeted compensation opportunity determined by the competitive analysis cited above. Once the total targeted compensation opportunity is determined for the CEO and the other named executive officers, the Compensation Committee, also with the advice of outside consultants, determines the appropriate mix of these three components, again using the competitive analysis. With the focus on creating alignment between the compensation program and shareholders' interest, the emphasis of Olin's Executive Compensation is on variable compensation. This emphasis is also consistent with competitive practice.

  The objectives of the Company's executive compensation policies and programs are to:

  . attract, motivate and retain the highest quality executives,

  . align executive interests with those of the Company's shareholders, and

  . incentivize executives to achieve quantifiable financial and other strategic objectives in a manner consistent with the Company's values.

  The Company implemented the Economic Value Added (EVA(R)) business management system beginning in 1996 and continued to use this measurement system in 1998, as the basis for the annual incentive bonus plan discussed below. EVA is a method of measuring a company's financial performance by taking its operating profit after taxes and subtracting a charge for the capital employed to create the profit. EVA will be positive when a company's return on capital exceeds its cost of capital.

  EVA is a registered trademark of Stern Stewart & Company.

Annual Base Salary

  Effective January 1, 1998, the CEO's 1998 annual base salary was increased from $650,000 to $700,000. Factors considered by the Committee in setting his 1998 salary included analyses of the comparator group and our goal of moving the CEO's base salary to the median of this group. The foregoing factors were utilized by our outside consultants in making their recommendation to the Committee. It is anticipated that the CEO's base salary will continue to be slightly below the median of the comparator group for 1998.

  Also effective January 1, 1998, a base salary adjustment was made for the Executive Vice President. All other named executives received base salary adjustments effective July 1, 1998. All salary adjustments utilized the same comparative methodology cited above.

Annual Incentive Bonus

  Incentive bonuses were based on a formula using EVA performance. This formula called for the bonus of the CEO to be determined solely on the basis of EVA performance for the Company versus a previously determined EVA target, whereas the bonus formula for the other executive officers provides for bonuses to be weighted 75% on EVA performance and the balance on personal objectives. For 1998, the Company's actual EVA performance versus the predetermined target was below the goal. Under the bonus plan, the bonus award is credited to an individual's "bonus bank" from which only a predetermined portion of the bank balance is actually paid out as the bonus in a given year. For 1998, the predetermined payout was 40% of the bonus bank for the executive officers. The remaining balance is held in the bank and remains at risk. It will be available for pay out over subsequent years if EVA performance is sustained. This banking feature imparts a longer term component to the plan, serves to smooth out the payouts through economic cycles and provides a retention element.

  The CEO's bonus was determined under the Senior Management Incentive Compensation Plan in accordance with the EVA incentive formula. For 1998, under the EVA bonus formula, the CEO's bonus payout was $324,923. His 1998 ending bank balance of $474,184 will be taken into account under the EVA formula in computing his 1999 bonus award.

  The actual bonus awards for the Executive Vice President, the Chief Financial Officer, and the Senior Vice President, Corporate Affairs were determined based on the Company's EVA performance and their own personal objectives with weightings of 75% and 25% respectively, in accordance with the EVA formula. The other named executive, a Division President, had his incentive award based on a combination of the Company's EVA and his Division's EVA performance (75% weighting) and his personal objectives (25% weighting).

Long Term Incentive Award

  As explained above, the Compensation Committee determined the long term incentive award opportunity for each named executive in early 1998. A long term incentive plan in the form of stock option grants provides the strongest and simplest linkage to shareholder interests. The CEO and other named executives received stock option grants in 1998 with an option price set at the fair market value of Common Stock on the date of the grant. These option grants vest one-third each year beginning in 1999 and have a ten year term.

January 28, 1999
                                              G. Jackson Ratcliffe, Jr.,
                                              Chairman
                                              Robert Holland, Jr.
                                              Jack D. Kuehler
                                              Randall W. Larrimore
                                              H. William Lichtenberger

  The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Olin cash compensation for the fiscal years 1996-1998.

                          Summary Compensation Table

                                  Annual Compensation      Long-Term Compensation
                              --------------------------- ------------------------
                                                           Awards(a)     Payouts
                                                          -----------  -----------
                                                  Other                                All
   Name and Principal                            Annual   Securities                  Other
     Position as of                              Compen-  Underlying      LTIP       Compen-
   December 31, 1998     Year  Salary   Bonus   sation(b)   Options    Payouts(c)   sation(d)
   ------------------    ---- -------- -------- --------- -----------  -----------  ---------
Donald W. Griffin....... 1998 $700,009 $324,923  $26,282      100,000   $   678,831  $51,852
 Chairman, President &   1997  650,004  625,308   35,172       75,000       310,817   59,910
 Chief Executive Officer 1996  550,000  702,718   43,672      121,950       389,960   27,475

Michael E. Campbell(e).. 1998 $425,004 $152,412  $17,619       50,000   $   207,139  $32,168
 Executive Vice
  President              1997  350,004  287,529   14,928       30,000        79,076   30,654
                         1996  300,000  451,359   17,367       60,974       114,082   16,975

Anthony W. Ruggiero..... 1998 $387,504 $132,162  $25,605       40,000   $   252,828  $34,458
 Senior Vice President
  and                    1997  375,000  262,404   14,491       30,000        94,296   35,605
 Chief Financial Officer 1996  350,000  401,359   17,071       60,794             0   22,434

Peter C. Kosche......... 1998 $312,504 $103,878  $26,064       25,000   $   163,798  $22,400
 Senior Vice President   1997  300,000  200,195   13,356       20,000        67,757   27,639
                         1996  250,008  200,777   10,779       30,487        86,900   14,875

Thomas M. Gura.......... 1998 $262,506 $194,752  $ 6,974       20,000   $   132,526  $22,969
 Vice President          1997  230,298   90,942    7,052        6,000        56,470   23,901
                         1996  210,974  105,860    8,626       12,194        95,150   12,409

--------
(a) All awards shown reflect an equitable adjustment made pursuant to the anti-dilution provisions of the plans for a 2-for-1 stock split effective October 30, 1996 and an equitable adjustment made pursuant to such provisions as a result of the spin-off of Primex Technologies, Inc.
(b) Includes dividend equivalents on outstanding performance share units paid at the same rate as dividends paid on Olin Common Stock. Also includes tax gross-ups paid for imputed income on use of Company-provided automobiles and Company-owned airplane.
(c) As required by Securities and Exchange Commission rules, LTIP awards are reported in the year paid rather than in the year earned, because by their nature they do not reflect performance in one particular year and often are not fully determinable until paid. LTIP payouts in 1998 included retention units for 1988 and performance share grants made in 1994 and 1995 based on Return on Equity for performance in the years 1994 through 1997.
(d) Amounts reported in this column for 1998 are comprised of the following items:

                                                                     Value of
                                                                   Split-Dollar
                                  CEOP  Supplemental  Term Life   Life Insurance
                                 Match    CEOP(1)    Insurance(2)  Premiums(3)
                                 ------ ------------ ------------ --------------
    Donald W. Griffin........... $8,284   $26,450       $1,390       $15,728
    Michael E. Campbell.........  8,310    11,756        1,390        10,712
    Anthony W. Ruggiero.........  8,042    11,531        1,390        13,495
    Peter C. Kosche.............  8,293     7,409        1,390         5,308
    Thomas M. Gura..............  8,258     4,475        1,390         8,846

   --------
   (1) The Supplemental CEOP permits participants in the CEOP to make contributions, which Olin matches in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.
   (2) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
   (3) The amount of the premium shown represents the full dollar amount of the premium Olin paid in 1998 for the whole life insurance and to fund the retiree death benefit. Such amounts also include retroactive premiums which Olin paid to cover a period of time during which some premiums were suspended due to the financial instability of the insurance carrier.
(e) Mr. Campbell left Olin to become Chairman of the Board and Chief Executive Officer of Arch Chemicals at the time of the spin-off on February 8, 1999.

                              Stock Option Plans

  Under Olin's Stock Option Plans, options to purchase shares of Common Stock have been granted to key employees selected by the Compensation Committee. The option price may not be less than the fair market value of Common Stock on the date of grant and options may not be exercised later than ten years from such date. Instead of requiring an optionee to pay cash, the Compensation Committee may permit the delivery of already-owned Common Stock, valued at the fair market value on the date of exercise, in payment for the exercise price of options. Except for anti-dilution adjustments, options do not expressly provide for repricing or adjustments to the exercise price.

  The following table sets forth as to the individuals named in the summary compensation table on page 12, information relating to options granted by Olin from January 1, 1998 through December 31, 1998.

               Option Grants of Common Stock in Last Fiscal Year

                                                        Individual Grants(a)
                         ---------------------------------------------------------------------------------- ---
                         Number of    % of Total
                         Securities    Options                            Potential Realizable Value at
                         Underlying    Granted                             Assumed Rates of Stock Price
                          Options       to All                          Appreciation for Option Term(d)(e)
                          Granted     Employees    Exercise Expiration ------------------------------------
Name                       (a,b)    in Fiscal Year Price(c)    Date     0%        5%              10%
----                     ---------- -------------- -------- ---------- -------------------- ---------------
Donald W. Griffin.......  100,000        12.0%      $43.13   1/28/08   $  0 $     2,712,423 $     6,873,811
Michael E. Campbell.....   50,000         6.0%       43.13   1/28/08      0       1,356,211       3,436,906
Anthony W. Ruggiero.....   40,000         4.8%       43.13   1/28/08      0       1,084,969       2,749,524
Peter C. Kosche.........   25,000         3.0%       43.13   1/28/08      0         678,106       1,718,453
Thomas M. Gura..........   20,000         2.4%       43.13   1/28/08      0         542,485       1,374,762
All Shareholders........      N/A         N/A          N/A       N/A      0   1,245,622,105   3,156,650,978
All Optionees...........  835,700       100.0%       43.05       (f)      0      22,734,571      57,511,296

--------
(a) Options for the five named individuals were awarded on January 29, 1998. One-third of the grant becomes exercisable annually, beginning on January 29, 1999.
(b) Under the Stock Option Plan, the Compensation Committee, in its discretion, may grant stock appreciation rights in Olin stock ("SAR's") to optionees. To date, no such SAR's have been granted. Each such right will relate to and have the same terms and conditions, including restrictions, as a specific option granted, together with such additional terms and conditions as the Compensation Committee may prescribe.
(c) The exercise price of the options is equal to the fair market value of Common Stock on the date of grant.
(d) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.
(e) Realizable values are computed based on the number of options which were granted in 1998 and which were still outstanding at year-end.
(f) The expiration dates of options granted during fiscal 1998 are January 28, 2008, May 1, 2008 and September 24, 2008.

  The following table sets forth as to the individuals named in the summary compensation table on page 12, information regarding options exercised during 1998 and the value of in-the-money outstanding options at the end of 1998.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                    Values

                                                Number of Securities       Aggregate Value of
                                               Underlying Unexercised   Unexercised, In-the-Money
                           Shares                Options at 12/31/98     Options at 12/31/98(a)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Donald W. Griffin.......   11,948    $274,923   248,254      190,650     $444,598        $ 0
Michael E. Campbell.....    4,289      95,473    88,446       90,325      133,078          0
Anthony W. Ruggiero.....        0           0    50,649       90,550            0          0
Peter C. Kosche.........        0           0    48,256       48,496       73,558          0
Thomas M. Gura..........    2,798      62,116    31,305       28,065       62,508          0

--------
(a) Value was computed as the difference between the exercise price and the $28.3125 per share closing price of Olin Common Stock on December 31, 1998, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

                          Corporate Performance Graph

  The following graph compares the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1998 with a cumulative total return on the (i) Standard & Poor's Industrial Index ("S&P Industrials"), (ii) Standard & Poor's Chemicals Index ("S&P Chemicals"), (iii) Standard & Poor's MidCap 400 ("S&P MidCap"), and (iv) an Olin self-constructed Peer Group Index ("Olin Peer Group"). The S&P MidCap and the Olin Peer Group will replace the S&P Industrials and the S&P Chemicals, respectively, in the performance graph in future proxy statements.

  The Company has used the S&P Industrials and the S&P Chemicals as comparisons since the performance graph was first introduced. However, after the Spin-Off, Olin has become a significantly smaller company, and its only remaining chemicals-related business is its chlor-alkali products business. As a result, Olin believes that the S&P Industrials and the S&P Chemicals no longer serve as appropriate comparisons by which to measure total return to shareholders.

  The S&P Industrials was selected as a broad equity market index used by a large number of corporations as a comparison. That index however, includes many companies that are significantly larger than Olin following the Spin-Off. The S&P MidCap consists only of companies with a mid-range capitalization, and includes the Company. Thus, it serves as a more valid base for comparing total return to shareholders.

  Olin selected the S&P Chemicals index originally because it represented a published industry index that represented a wide variety of chemical companies. However, most of the corporations included in that index engage in a broad-range of chemicals manufacturing and sales, which is now substantially different from the Company's chlor-alkali products business, which significantly affects the Company's earnings. The Olin Peer Group consists of corporations whose businesses are more representative of the Company's business mix, and therefore serves as a more valid basis for comparison of total return to shareholders. The Olin Peer Group consists of Georgia Gulf Corporation, Pioneer Company, Brush Wellman Inc., Chase Industries Inc., Mueller Industries, Inc. and Wolverine Tube, Inc. The Olin Peer Group has been weighted in accordance with market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by multiplying (a) the percentage that each corporation's market capitalization represented of the total market capitalization for all corporations in the Olin Peer Group for such year by (b) the total shareholder return for that corporation for such year.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG OLIN CORPORATION, THE S&P INDUSTRIALS INDEX,
               THE S&P MIDCAP 400 INDEX, THE S&P CHEMICALS INDEX
                               AND A PEER GROUP

                             [GRAPH APPEARS HERE]

*$100 INVESTED ON 12/31/93 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF
 DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.


--------------------------------------------------------------------------------
                       12/93     12/94     12/95     12/96     12/97     12/98
--------------------------------------------------------------------------------
OLIN CORPORATION        100       109       164       170       228       142
PEER GROUP              100       142       149       150       191       119
S&P INDUSTRIALS         100       104       140       172       225       301
S&P MIDCAP 400          100        96       126       150       199       228
S&P CHEMICALS           100       116       151       200       246       224
--------------------------------------------------------------------------------

Executive Agreements

  As of December 31, 1998 each of the executive officers named in the table on page 12 and seven other employees had agreements with Olin which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment other than for cause and termination in lieu of other Olin severance benefits at the election of the individual to leave Olin under certain circumstances), the individual will receive a lump sum severance payment from Olin equal to 12 months' salary plus the greater of (a) the average incentive compensation award paid from Olin during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing disability plans of Olin. In the event that a "Change in Control" of Olin occurs, and there is a covered termination, the individual will receive three times the severance payment. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. After the spin-off of Arch Chemicals on February 8, 1999, the executive officers named in the table on page 12, other than Mr. Campbell, and three other employees not named in the table, continue to have such agreements. In addition, one new officer has entered into such agreement in connection with the spin-off. The agreements will expire on September 30, 2002, unless prior to that date there is a "Change in Control" of Olin, in which event they will expire on the later of September 30, 2002 or three years following the date of the "Change in Control". A "Change in Control" would occur if Olin ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than an Olin employee benefit plan); the incumbent directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of Olin's business is disposed of in a transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless Olin shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in Olin's employ for six months after a "Potential Change in Control" of Olin has occurred or until a Change in Control occurs and the individual retains substantially the same position as before the Potential Change in Control, whichever occurs earlier. The agreements provide that payments made thereunder or under any change in control provision of an Olin compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of Olin's benefit and compensation plans, including its EVA annual incentive bonus plan, also contain "change-in-control" provisions.

Retirement Benefits

  The Olin Corporation Employees Pension Plan, together with two supplementary plans (collectively, the "Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of Olin are not eligible to participate in the Pension Plan. The Olin Corporation Employees Pension Plan is a tax-qualified plan, and benefits are payable only with respect to current compensation. Under one of the supplementary plans mentioned above, Olin pays a supplemental pension, based on the formula described in the next succeeding paragraph, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, Olin will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 12) received for the highest three years during the ten years up to and including the year in which an employee retires. The normal retirement allowance is 1.5% of "Compensation" as so defined multiplied by the number of years of benefit service, less a percentage of the employee's primary Social Security benefit based on years of service, not to exceed 50% of such Social Security benefit.

  Under the Senior Executive Pension Plan (the "Senior Plan"), Olin will pay retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), less payments from the Pension Plan, any other Olin pension, pension benefits from other employers, and Social Security benefits, as set forth above. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service in a senior executive position and in all cases are reduced by payments under the Pension Plan which accrued during the period the employee was in the Senior Plan and 50% of the employee's primary social security benefit. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is not automatic, notwithstanding satisfaction of its service requirements, but is subject to plan provisions regarding suspension of benefit accruals and cessation of benefits. The Senior Plan and the other two supplementary plans provide that unless the participant elects installment payments, the participant will receive benefits under these plans in a lump sum upon retirement if the lump sum would exceed $100,000. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

  The Olin Corporation Employees Pension Plan provides that if, within three years following a "Change in Control" of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus.

  The Senior Plan and the two supplementary plans mentioned above provide that in the event of a "Change in Control", Olin will pay each participant a lump sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by Olin to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control". The agreements described under "Executive Agreements" above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump sum payment being calculated on the basis of service to the date of a "Change in Control".

  The following table shows the maximum combined amounts payable annually on normal retirement under the Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                              Pension Plan Table

                                        Years of Service
                 --------------------------------------------------------------
  Remuneration   10 Years 15 years 20 Years 25 Years 30 Years 35 Years 40 Years
  ------------   -------- -------- -------- -------- -------- -------- --------
$  200,000...... $ 60,000 $ 90,000 $100,000 $100,000 $100,000 $105,000 $120,000
   300,000......   90,000  135,000  150,000  150,000  150,000  157,500  180,000
   400,000......  120,000  180,000  200,000  200,000  200,000  210,000  240,000
   500,000......  150,000  225,000  250,000  250,000  250,000  262,500  300,000
   600,000......  180,000  270,000  300,000  300,000  300,000  315,000  360,000
   700,000......  210,000  315,000  350,000  350,000  350,000  367,500  420,000
   800,000......  240,000  360,000  400,000  400,000  400,000  420,000  480,000
   900,000......  270,000  405,000  450,000  450,000  450,000  472,500  540,000
 1,000,000......  300,000  450,000  500,000  500,000  500,000  525,000  600,000
 1,100,000......  330,000  495,000  550,000  550,000  550,000  577,500  660,000
 1,200,000......  360,000  540,000  600,000  600,000  600,000  630,000  720,000
 1,300,000......  390,000  585,000  650,000  650,000  650,000  682,500  780,000
 1,400,000......  420,000  630,000  700,000  700,000  700,000  735,000  840,000
 1,500,000......  450,000  675,000  750,000  750,000  750,000  787,500  900,000
 1,600,000......  480,000  720,000  800,000  800,000  800,000  840,000  960,000

  Credited years of service for the named executive officers as of December 31, 1998 are as follows: Mr. Griffin, 37.6 years (17.8 years under the Senior
Plan); Mr. Campbell, 20.6 years (11.3 years under the Senior Plan); Mr. Ruggiero, 3.3 years (3.3 years under the Senior Plan); Mr. Kosche, 25.8 years (5.6 years under the Senior Plan); and Mr. Gura, 30.5 years (11.4 years under the Senior Plan).

Deferrals

  Under Olin's compensation plans and arrangements, all participants, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and phantom stock accounts.

                  ITEM 2--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG LLP as independent auditors of Olin for the year 1999. The appointment of this firm was recommended to the Board by its Audit Committee.

  The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-laws. The Board of Directors of Olin is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG LLP as independent auditors.

  A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

  The ratification of the appointment of independent auditors for 1999 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

  The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as Olin's independent auditors for 1999.

                                 MISCELLANEOUS

  Olin will pay the entire expense of this solicitation of proxies.

  Georgeson & Company Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegraph, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. Olin will pay Georgeson & Company Inc. $11,500 covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Olin.

Shareholder Proposals

  Proposals of shareholders intended to be presented to Olin's 2000 Annual Meeting of Shareholders must be received at Olin's principal executive offices by November 17, 1999 for inclusion in Olin's proxy statement and form of proxy for that meeting. All such proposals must be in writing and addressed to the Corporate Secretary, Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. In addition, under Olin's By-laws, in order for nominations for directors or other business proposals to be properly brought before the 2000 Annual Meeting by a shareholder, such shareholder must have delivered (in the manner specified in the By-laws) a notice in writing to the Corporate Secretary of Olin no later than January 30, 2000. The notice must contain the information required by the By-laws.

                                          By Order of the Board of Directors:


                                         /s/ Johnnie M. Jackson, Jr.
                                             Johnnie M. Jackson, Jr.
                                                   Secretary

Dated: March 17, 1999

                              PRINTED ON RECYCLED PAPER

                               OLIN CORPORATION
                       501 Merritt 7, Norwalk, CT 06856

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        WILLIAM W. HIGGINS, DONALD W. GRIFFIN, and G. JACKSON RATCLIFFE, JR., or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held at Norwalk, Connecticut, on April 29, 1999, at 10:30 a.m. and at any adjournment.

        This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. If no contrary direction is specified, this Proxy will be voted FOR Items 1 and 2. Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

--------------------------------------------------------------------------------
Comments/Address Change: Please mark box on reverse side




--------------------------------------------------------------------------------
PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,
                   THEN RETURN IT IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                             Fold and Detach Here


--------------------------------------------------------------------------------
                Directions to the Olin Corporation Headquarters
                        501 Merritt 7, Norwalk, CT 06856
--------------------------------------------------------------------------------
 501 Merritt 7 is located on Route 7 just off Exit 40B of the Merritt Parkway

Route 7 connects with the Merritt Parkway and 1-95 to the south and 1-84 to the North (in Danbury). Other local highways are Route 1, Route 53, and Route 123.

From 1-95 (North or South)

Take Exit 15, (Route 7 connector). Follow the connector to he end, approximately 3 miles. Turn right at the traffic light. At bottom of the hill ("T" intersection), turn right (south) onto Route 7. Make a right turn at the light into 501 Merritt 7.

From Merritt Parkway (North or South)

Take Exit 40B, Route 7 north. At the end of the ramp, turn right (north) onto Route 7. The Merritt 7 complex will be visible on the left, and at the first traffic light turn left into complex.

                                            Please mark
                                            your votes as   [X]
                                            indicated in
                                            this example


The Board of Directors recommends a
vote FOR Items 1 and 2.

FOR     WITHHELD
        FOR ALL

(except as noted below)

[  ]     [  ]
                                                                      FOR    AGAINST   ABSTAIN
Item  1-ELECTION OF DIRECTORS             Item 2- RATIFICATION OF    [   ]    [  ]      [   ]
      Nominees:                                   APPOINTMENT OF
      Donald W. Griffin                           INDEPENDENT
      G. Jackson Ratcliffe, Jr.                   AUDITORS
      Richard M. Rompala
      Anthony W. Ruggiero

WITHHELD FOR: (Write that nominee's name in the space provided below).

                                     YES        NO
WILL ATTEND MEETING                 [   ]      [   ]

COMMENTS/ADDRESS CHANGE             [   ]      [   ]
(use space on reverse side)


Signature(s)__________________________________  Date__________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                               OLIN CORPORATION
                      501 Merritt 7, Norwalk, Connecticut


Dear Shareholder:

You are invited to attend our 1999 Annual Meeting of Shareholders at 10:30 a.m. on Thursday, April 29th at the offices of Olin Corporation, 501, Merritt 7, Norwalk, Connecticut.

This is your admission card. If you plan to attend, please mark the box on your proxy. Be sure to bring the card with you to the Meeting. On the back are directions showing how to reach the offices of the Corporation by automobile.


                                         Sincerely,

                                         Johnnie M. Jackson, Jr.
                                         Secretary

================================================================================

                               OLIN CORPORATION

================================================================================

                                     CEOP


Mark box at right if an address change or comment has been
noted on the reverse side of this card.                                     [_]










  Please be sure to sign and date this Proxy.      ----------------------------
                                                   Date


  -----------------------------------------------------------------------------
                Shareholder sign here


The Board of Directors recommends a vote FOR Items 1 and 2.

1. Election of the following nominees as Directors:


Donald W. Griffin             For All Nominees    Withhold     For All Except
G. Jackson Ratcliffe, Jr.          [_]              [_]             [_]
Richard M. Rompala
Anthony W. Ruggiero


NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


2. Ratification of appointment of independent auditors.

                  For           Against               Abstain
                  [_]             [_]                   [_]


PLEASE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS HEREON, AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO BOSTON EQUISERVE, PROXY TABULATION DEPT., P.O.BOX 9398, BOSTON, MA 02205-9975.

Common Stock credited to participants' accounts for which no written instruction is received by the Trustee before the close of business (5:00 p.m. EST) on April 27, 1999 will be voted in the same proportion as instructed shares of that class. This form constitutes a direction to so vote.

DETACH CARD                                                          DETACH CARD

To: Participants in the Olin Corporation Contributing Employee Ownership Plan ("CEOP")

Subject:    Annual Meeting of Shareholders of Olin Corporation ("Olin")

Wachovia Bank, N.A. ("Wachovia") serves as Trustee of the Olin Corporation Contributing Employee Ownership Plan. As a participant in the CEOP, you are entitled to instruct Wachovia, as Trustee, how to vote the shares of common stock of Olin allocated to your account at the annual meeting of shareholders of Olin to be held on April 29, 1999. Your instructions may also determine how shares which are allocated for which no instructions are received and unallocated shares are voted.

YOUR INSTRUCTIONS ARE IMPORTANT. YOU SHOULD MARK AND RETURN THE INSTRUCTION CARD IN THIS PACKET TO THE TRUSTEE. YOUR INSTRUCTION CARD CONTAINED IN THIS PACKET MUST BE RETURNED SO THAT IT WILL BE RECEIVED BY WACHOVIA NO LATER THAN THE CLOSE OF BUSINESS (5:00 P.M. EST) ON APRIL 27, 1999. YOUR INSTRUCTIONS TO THE TRUSTEE WILL BE CONFIDENTIAL.

The Proposals

The proposals before the shareholders of Olin are the election of the candidates for the Board of Directors and certain other proposals. The proposed candidates for the Board and the other proposal(s) are more fully described in the accompanying proxy material. The Board of Directors of Olin recommends that you vote for the election of Directors and in favor of the proposal(s).

Assuming a quorum is present at the annual meeting, the candidates for the Board receiving the highest vote totals will be elected to the Board of Directors of Olin. All other matters voted on will be decided by a majority vote of the shares cast at the annual meeting.

Instruction Procedures

You should use the Instruction Card if you wish to instruct Wachovia how to vote for the matters before the shareholders.

You should mark the Instruction Card to indicate whether you want Wachovia to vote in favor of all of the candidates or vote against the candidates or vote in favor of some of the candidates. You should also mark the card to direct Wachovia regarding the other issues before the shareholders. You should then return the Card in the enclosed postage-paid envelope.

                          (continued on the reverse)

                       CONFIDENTIAL VOTING INSTRUCTIONS

         TO THE WACHOVIA BANK, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE OLIN CORPORATION CONTRIBUTING EMPLOYEE OWNERSHIP PLAN ("CEOP")

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


I hereby instruct the Trustee to vote in person or by proxy all Common Stock of Olin Corporation ("Olin") credited to me which I am entitled to vote under the CEOP at the Annual Meeting of Shareholders of Olin to be held on April 29, 1999 and at any adjournment (a) on the following matters, as indicated on the reverse side, or if a contrary choice is not indicated, then FOR Items 1 and 2 and (b) on any other matter which may properly come before the meeting.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

------------------------------------    ---------------------------------------

------------------------------------    ---------------------------------------

------------------------------------    ---------------------------------------





                         (continued from the reverse)

If you return your Instruction Card and later change your mind, you may submit a new Instruction Card. If Wachovia receives more than one Instruction card from you, the most recently dated Card will completely supersede any previously dated Card that Wachovia has received from you. Moreover, a dated Card will always supersede any undated Card. If Wachovia receives two or more Cards from you bearing the same date with differing votes, then with respect to the matters on which they differ, Wachovia will disregard your Cards. If you sign your Instruction Card and return it unmarked for any matter, then Wachovia will vote your allocated shares FOR that matter.

If you fail to return an Instruction Card, the shares allocated to your account will be voted as explained below. A new Instruction Card may be obtained from Wachovia by calling (336) 770-7064. If proposals other than those listed on the Instruction Card are presented at the annual meeting, the Olin Proxy Committee will vote all shares of Olin held by the CEOP in its discretion on those proposals.

The legal documents require Wachovia, as Trustee, to vote all allocated shares of Olin common stock according to the instructions from the participants. In addition, the legal documents provide that any unvoted or unallocated shares shall be voted by the Trustee in the same proportion as the shares voted by the participants.

Wachovia's Legal Responsibilities

For each matter, Wachovia will vote allocated shares of Olin common stock according to your instructions on your most recent Instruction Card if that Card has been properly marked and signed.

Otherwise, for each proposal Wachovia will vote shares of Olin common stock as explained above for which (i) no Instruction Card is received or (ii) the most recent signed Instruction Card received is not properly marked unless doing so would not be consistent with the provisions of Title I of the Employee Retirement Income Security Act ("ERISA").

If following these rules for voting unallocated shares and allocated shares for which no Instruction Card is received or for which the most recent signed Instruction Card received is not properly marked would lead to an imprudent result (keeping in mind that in many situations more than one result may be prudent), then Wachovia must vote such shares of common stock of Olin as Wachovia believes prudent. Wachovia will follow these rules unless it has well-founded reasons why doing so would not be prudent or otherwise not consistent with Title I of ERISA.

Confidentiality

Your Instruction Card is CONFIDENTIAL. Your instructions will be known only by Wachovia. If you have any questions about the procedures, you may contact Wachovia at (336) 770-7064.

Delivery

-------------------------------------------------------------------------------
By Regular Mail                By Hand Delivery                  By Express Mail
-------------------------------------------------------------------------------
Boston EquiServe               Boston EquiServe                  Boston EquiServe
Proxy Tabulation Department    Proxy Tabulation Department       Proxy Tabulation Department
P.O. Box 9389                  150 Royall STreet                 150 Royall Street
Boston, MA 02205-9975          Canton, MA 02021-1031             Mail Stop: 45-70-10
                                                                 Canton, MA 02021-1031
-------------------------------------------------------------------------------

Cordially yours,
Wachovia Bank, N.A. Trustee

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

           ---------------------------------------------------------
                               OLIN CORPORATION
           ---------------------------------------------------------

                                  PRIME PLAN

Mark box at right if an address change or comment has been noted on
the reverse side of this card.                                      [  ]


Please be sure to sign and date this Proxy.               Date
--------------------------------------------------------------------------------


--- Shareholder sign here ------------------------------------------------------


The Board of Directors recommends a vote FOR Items 1 and 2.

1. Election of the following nominees as Directors:

                                       For All     With-      For All
                                      Nominees     hold       Except
   Donald W. Griffin                     [ ]       [ ]          [ ]
   G. Jackson Ratcliffe, Jr.
   Richard M. Rompala
   Anthony W. Ruggiero

NOTE: If you do not wish your shares woted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).



                                                        For    Against  Abstain

2. Ratification of appointment of independent auditors.  [ ]     [ ]     [ ]


PLEASE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS HEREON, AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO BOSTON EQUISERVE, PROXY TABULATION DEPT., P.O. BOX 9398, BOSTON, MA 02205-9975.

Common Stock credited to participants' accounts for which no written instruction is received by the Trustee before the close of business (5:00 p.m. EST) on April 27, 1999 will be voted in the same proportion as instructed shares of that class. This form constitutes a direction to so vote.


  DETACH CARD                                                        DETACH CARD

To: Participants in the Primex Technologies, Inc. Retirement Investment Management Experience Plan ("Prime")

Subject:        Annual Meeting of Shareholders of Olin Corporation ("Olin")

Wachovia Bank, N.A. ("Wachovia") serves as Trustee of the Primex Technologies, Inc. Retirement Investment Management Experience Plan. As a participant in the PRIME, you are entitled to instruct Wachovia, as Trustee, how to vote the shares of common stock of Olin allocated to your account at the annual meeting of shareholders of Olin to be held on April 29, 1999. Your instructions may also determine how shares which are allocated for which no instructions are received and unallocated shares are voted.

YOUR INSTRUCTIONS ARE IMPORTANT. YOU SHOULD MARK AND RETURN THE VOTING INSTRUCTION CARD IN THIS PACKET TO THE TRUSTEE. YOUR INSTRUCTION CARD MUST BE RETURNED SO THAT IT WILL BE RECEIVED BY WACHOVIA NO LATER THAN THE CLOSE OF BUSINESS (5:00 PM EST) ON APRIL 27, 1999. YOUR INSTRUCTIONS TO THE TRUSTEE WILL BE CONFIDENTIAL.

The Proposals

The Proposals before the shareholders of Olin are the election of the candidates for the Board of Directors and certain other proposals. The proposed candidates for the Board and the other proposal(s) are more fully described in the accompanying proxy material. The Board of Directors of Olin recommends that you vote for the election of Directors and in favor of the proposal(s).

Assuming a quorum is present at the annual meeting, the candidates for the Board receiving the highest vote totals will be elected to the Board of Directors of Olin. All other matters voted on will be decided by a majority vote of the shares cast at the annual meeting.

Instruction Procedures

You should use the Instruction Card if you wish to instruct Wachovia how to vote for the matters before the shareholders.

You should mark the Instruction Card to indicate whether you want Wachovia to vote in favor of all of the candidates or vote against the candidates or vote in favor of some of the candidates. You should also mark the card to direct Wachovia regarding the other issues before the shareholders. You should then return the Card in the enclosed postage-paid envelope.

                          (continued on the reverse)

                       CONFIDENTIAL VOTING INSTRUCTIONS

              TO THE WACHOVIA BANK, N.A. AS TRUSTEE ("TRUSTEE")
                     UNDER THE PRIMEX TECHNOLOGIES, INC.
        RETIREMENT INVESTMENT MANAGEMENT EXPERIENCE PLAN ("PRIME PLAN")

       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OLIN CORPORATION

I hereby instruct the Trustee to vote in person or by proxy all Common Stock of Olin Corporation ("Olin") credited to me which I am entitled to vote under the PRIME PLAN at the Annual Meeting of Shareholders of Olin to be held on April 29, 1999 and at any adjournment (a) on the following matters, as indicated on the reverse side, or if a contrary choice is not indicated, then FOR Items 1 and 2 and (b) on any other matter which may properly come before the meeting.


HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

_________________________________              _________________________________
_________________________________              _________________________________
_________________________________              _________________________________



                         (continued from the reverse)

If you return your Instruction Card and later change your mind, you may submit a new Instruction Card. If Wachovia receives more than one Instruction Card from you, the most recently dated Card will completely supersede any previously dated Card that Wachovia has received from you. Moreover, a dated Card will always supersede any undated Card. If Wachovia receives two or more Cards from you bearing the same date with differing votes, then with respect to the matters on which they differ, Wachovia will disregard your Cards. If you sign your Instruction Card and return it unmarked for any matter, then Wachovia will vote your allocated shares FOR that matter.

If you fail to return an Instruction Card, the shares allocated to your account will be voted as explained below. A new Instruction Card may be obtained from Wachovia by calling (336) 770-7064. If proposals other than those listed on the Instruction Card are presented at the annual meeting, the Olin Proxy Committee will vote all shares of Olin held by the PRIME in its discretion on those proposals.

The legal documents require Wachovia, as Trustee, to vote all allocated shares of Olin common stock according to the instructions from the participants. In addition, the legal documents provide that any unvoted or unallocated shares shall be voted by the Trustee in the same proportion as the shares voted by the participants.

Wachovia's Legal Responsibilities

For each matter, Wachovia will vote allocated shares of Olin common stock according to your instructions on your most recent Instruction Card if that Card has been properly marked and signed.

Otherwise, for each proposal Wachovia will vote shares of Olin common stock as explained above for which (i) no Instruction Card is received or (ii) the most recent signed Instruction Card received is not properly marked unless doing so would not be consistent with the provisions of Title I of the Employee Retirement Income Security Act ("ERISA").

If following these rules for voting unallocated shares and allocated shares for which no Instruction Card is received or for which the most recent signed Instruction Card received is not properly marked would lead to an imprudent result (keeping in mind that, in many situations, more than one result may be prudent), then Wachovia must vote such shares of common stock of Olin as Wachovia believes prudent. Wachovia will follow these rules unless it has well-founded reasons why doing so would not be prudent or otherwise not consistent with Title I of ERISA.

Confidentiality

Your Instruction Card is CONFIDENTIAL. Your instructions will be known only by Wachovia. If you have any questions about the procedures, you may contact Wachovia at (336) 770-7064.

Delivery

------------------------------------------------------------------------------------------------------
           By Regular Mail               By Hand Delivery                 By Express Mail
------------------------------------------------------------------------------------------------------
        Boston EquiServe                Boston EquiServe                Boston EquiServe
        Proxy Tabulation Department     Proxy Tabulation Department     Proxy Tabulation Department
        P.O. Box 9389                   150 Royall Street               150 Royall Street
        Boston, MA 02205-9975           Canton, MA 02021-1031           Mail Stop: 45-70-10
                                                                        Canton, MA 02021-1031
------------------------------------------------------------------------------------------------------


Cordially yours,
Wachovia Bank, N.A. Trustee